Exhibit (a)(1)(K)

FORM OF REMINDER EMAIL TO ELIGIBLE PARTICIPANTS

ABOUT THE OPTION EXCHANGE PROGRAM

Date:	[•], 2006
To:	Eligible Participants
From:	Critical Path, Inc.
Re:	Reminder About Option Exchange Program

The exchange offer for all eligible options is currently open and available to all eligible employees. As previously communicated, the exchange offer is scheduled to expire at 12:00 midnight (Pacific Time) on Wednesday, June 28, 2006. Remember, if you wish to participate and have not done so already, you must ensure that we receive your properly completed and signed Election Form prior to 12:00 midnight (Pacific Time) on Wednesday, June 28, 2006.

You should direct questions about the exchange offer or requests for assistance to Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105, Attention: Michael Zukerman, Phone: (415) 541-2500, Email: optionexchange@criticalpath.net. You should direct requests for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer to Critical Path, Inc., 2 Harrison Street, 2nd Floor, San Francisco, California 94105, Attention: Tom Quigley, Phone: (415) 541-2500, Email: optionexchange@criticalpath.net.